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                                                                    EXHIBIT 99.1



        NEWS BULLETIN                     RE: NMT MEDICAL
            FROM:                             27 Wormwood Street
                                              Boston, MA 02210-1625
The Financial Relations Board                 (Nasdaq/NMS:NMTI)
-----------------------------
 B S M G  W O R L D W I D E


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FOR FURTHER INFORMATION:


AT THE COMPANY     AT THE FINANCIAL RELATIONS BOARD
--------------     --------------------------------
Thomas M. Tully    General Info:    Paula Schwartz
President & CEO    Analyst Info:    Brian Gill
(617) 737-0930     Media Info:      Deanne Eagle
                  (212) 661-8030

FOR IMMEDIATE RELEASE
---------------------
March 21, 2000

          NMT MEDICAL, INC. ANNOUNCES PARTIAL SALE OF ITS NEUROSCIENCES
              BUSINESS TO INTEGRA LIFESCIENCES HOLDING CORPORATION

    Company to Focus on Higher Growth, High Margin Cardiovascular Businesses

BOSTON, MA, MARCH 21, 2000 -- NMT Medical, Inc. (Nasdaq/NMS: NMTI) today announced that it has entered into a definitive agreement to sell the Selector(R) Ultrasonic Aspirator, Ruggles(TM) Surgical Instruments and cryosurgery product lines of its NMT Neurosciences division, including certain assets and liabilities, to Integra LifeSciences Holdings Corporation (Nasdaq:
IART) for $12 million in cash. NMT Medical will use the proceeds of the transaction for debt reduction and for general working capital requirements.

Commenting on today's news, Thomas M. Tully, President and Chief Executive Officer of NMT Medical, said, "We are very pleased with this transaction, which allows us to focus more of our management and financial resources on the higher growth and profit potential of our core cardiovascular businesses, particularly the CardioSEAL(R) Septal Occluder - a unique cardiac implant designed to close holes in the heart. The three U.S. Food and Drug Administration (FDA) approvals we received for the CardioSEAL under Humanitarian Use Designation regulations last fall and earlier this year represent a major opportunity for NMT Medical. The response of interventional cardiologists to this innovative new procedure has been very encouraging with more than 40 interventional cardiology centers already approved for the use of the device and 85 more in various stages of gaining Institutional Review Board (IRB) approval. In the meantime, we are continuing to expand our direct sales force in the U.S. to meet the demand for product training and service. We are also preparing for the international market introduction of our unique Recovery(TM) removable vena cava filter with our distribution partner, CR Bard. This innovative new device is the first-ever implantable vena cava filter that can be removed with a simple catheter removal procedure early after implant -- or, if desired, can be left in permanently."

NMT Medical, Inc.
Announces Partial Sale of its Neurosciences
Business to Integra Holding Corporation
Page 2


Mr. Tully continued, "As a result of this transaction, NMT Neurosciences should benefit from a sharper focus away from capital equipment and onto the sales of its remaining implantable products and disposables, while reducing overall expenses. We believe that our cerebral spinal fluid (CSF) pressure management product line, including the advanced Orbis Sigma II hydrocephalus shunt, is unsurpassed in the industry. Our direct sales organization in the U.S. and Europe will now be able to devote more sales time to these products to further build the franchise."

COMPANY TO REPORT FULL YEAR 1999 RESULTS ON OR ABOUT APRIL 14, 2000

Management noted that because the sale will be accounted for in NMT Medical's fourth quarter 1999 results, the Company will file for an extension and expects to submit its Form 10K for the year ended December 31, 1999 with the Securities and Exchange Commission on or about April 14, 2000. This extension will give the Company the time to obtain all of the information necessary to properly account for the transaction.

Integra LifeSciences Holdings Corporation develops, manufactures and markets medical devices, implants and biomaterials primarily used in the treatment of spinal and cranial disorders, soft-tissue repair and orthopedics. Its corporate headquarters are located in Plainsboro, New Jersey with facilities in San Diego, California, Exton, Pennsylvania, Andover, England and Anasco, Puerto Rico.

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's medical devices include self-expanding stents, vena cava filters and septal repair devices. The NMT Neurosciences division serves the needs of neurosurgeons with a range of implantable and disposable products, including cerebral spinal fluid shunts, external drainage products, and the Spetzler(TM) Titanium Aneurysm Clip.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and subsequent filings with the Securities and Exchange Commission.

                                     # # #

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